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                                                                      EXHIBIT 12

       COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS

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
                                                 THREE MONTHS ENDED
                                            -----------------------------
                                                      MARCH 31,
                                                 2002          2001
                                            -----------------------------
Net income                                      $ 672,225     $ 739,061
Fixed charges:
Income before fixed charges                     $ 672,225     $ 739,061
Fixed charges, as above
Preferred stock dividend requirements           $ 450,225     $ 450,225
Fixed charges including preferred
   stock dividends                              $ 450,225     $ 450,225
Ratio of income to fixed charges and
   preferred stock dividend requirements             1.49          1.64
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